Exhibit 99.B(7)(a)

DISTRIBUTION AGREEMENT

AGREEMENT, made this 1st day of January 2007, by and between ING Investors Trust (the “Trust”), a Massachusetts business trust, and ING Funds Distributor, LLC (“Distributor”), a Delaware limited liability company.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified open-end investment company and offers its shares continuously to separate accounts of insurance companies (“Separate Accounts”) to serve as an investment option under variable annuity contracts or variable life insurance policies issued by the insurance companies; and its shares may be sold in the future to separate accounts of other affiliated or unaffiliated insurance companies; and

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. (“NASD”); and

WHEREAS, the Trust and the Distributor wish to enter into this Agreement whereby the Distributor will act as the Trust’s principal underwriter for the sale of shares of the Funds listed on the attached Schedule A comprising the Trust to the Separate Accounts.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Appointment of the Distributor.  The Trust hereby appoints the Distributor as the principal underwriter and distributor of the Trust to sell shares of the Trust’s Funds to the Separate Accounts and any other persons, and the Distributor hereby accepts such appointment.

2.             Purchase of Shares from the Trust.

(a)           The Trust herewith engages the Distributor to act as exclusive distributor of the shares of its separate series, and any other series which may be designated from time to time hereafter (“Funds”), named and described on Schedule A attached hereto and incorporated by reference.  Said sales shall be made only to investors eligible to invest in a registered investment company consistent with such company’s serving as an investment vehicle for variable annuities and variable life insurance company contracts.  Distributor need not hold itself available to receive by mail, telex and/or telephone, orders for the purchase of shares.

(b)           All shares sold by the Distributor under this Agreement shall be sold at the net asset value per share (“Offering Price”) determined in the manner described in the Trust’s prospectus, as it may be amended from time to time.

3.             Redemption of Shares by the Trust.

(a)           Any of the outstanding shares of each Fund may be tendered for redemption at any time, and the Trust agrees to redeem any such shares so tendered in accordance with the applicable provisions of the prospectus and the Trust’s Amended and Restated Agreement and

Declaration of Trust and By-Laws.  The redemption price is the net asset value per share next determined after the initial receipt of proper request for redemption.

(b)           The right to redeem shares or to receive payment with respect to any redemption may be suspended only in accordance with applicable law.

4.             Duties of the Trust.

(a)           The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the shares of the Trust.

(b)           The Trust shall take, from time to time, subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized shares and to register shares under the Securities Act of 1933, as amended (the “1933 Act”), in order that there will be available for sale at least the number of shares as investors may reasonably be expected to purchase.

5.             Duties of the Distributor.

(a)           In performing its duties as Distributor, the Distributor will act in conformity with the Prospectus of the Trust (the “Prospectus”) included in the Trust’s Registration Statement on Form N-1A under the 1933 Act and the 1940 Act, as filed with the Securities and Exchange Commission and as amended or supplemented from time to time, and with the instructions and directions of the Board of Trustees of the Trust, the requirements of the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations.

(b)           the Distributor agrees to hold itself available to receive orders for the purchase or redemption of the Shares of the Series and will accept or reject such orders on behalf of the Trust in accordance with the provisions of the Prospectus and any instructions received from the Trust, and will transmit such orders as are so accepted to the Trust’s transfer agent promptly for processing at the Shares’ net asset value next determined in accordance with the Prospectus and any instructions received from the Trust.

(c)           The Distributor shall not be obligated to sell any certain number of Shares.  Shares shall be sold without a sales charge.

6.             The Trust’s AML Program.

(a)           Duties of Distributor Pursuant to the Trust’s AML Program.

(i)            Subject to the terms and conditions set forth in the Agreement, the Trust hereby delegates to the Distributor the following functions with respect to the implementation of new customer accounts and the operation of existing customer accounts as required by the Trust’s AML Program and Section 103.131(b) of Section 326 of the USA Patriot Act (the “CIP Regulations”):

•      Obtaining the following identifying information from each customer, as applicable: (i) name, (ii) address, and (iii) tax payer identification number;

•      Verifying the identification of each institutional account holder, through documents or through non-documentary methods, in accordance with the CIP Regulations, so as to permit a reasonable belief that the true identity of the customer is known, provided however, that when it is determined that a prospective institutional account holder is a subsidiary of ING Groep, N.V., the verification of such entity’s identity will not need to be separately verified other than the collection of its name, address and tax identification number;

•      Determining, within the time required by law, whether the institutional account holder appears on any list of known or suspected terrorists or terrorist agencies issued by a Federal government agency and designated as such by the Department of Treasury;

•      In consultation with the Trust’s Money Laundering Reporting Officer (“MLRO”) as applicable, determining, in a case in which identity cannot be verified, what action should be taken with respect to the institutional account holder and whether a suspicious activity report should be filed; and

•      Creating and retaining records documenting the performance of these functions as required by the Trust’s AML Program.

(ii)           The Distributor agrees to perform such delegated duties subject to and in accordance with the terms and conditions of the Agreement.  The Distributor has provided a copy of its anti-money laundering program to the Trust and will provide to the Trust any material modifications to its anti-money laundering program promptly after their adoption.  With respect to any internal audits of the Distributor’s anti-money laundering program, the Distributor agrees to provide a prompt report regarding any exceptions to its program in connection with the Trust and its institutional accounts to the Trust’s designated MLRO provided such disclosure is permitted by the information sharing provisions of the USA Patriot Act.

(b)           Representation.  The Distributor represents that it is subject to NASD Rule 3011 implementing the anti-money laundering compliance program requirements of 31 U.S.C. 5318(h) and is regulated by the U.S. Securities and Exchange Commission, a federal functional regulator.

(c)           Certification.  In connection with the performance by the Distributor of the above-delegated duties, the Distributor agrees that it shall certify to the Trust, on an annual basis, that the Distributor (i) has implemented an anti-money laundering program reasonably calculated to comply with the USA Patriot Act and other applicable laws and regulations, and (ii) has performed the functions that it has agreed to perform in Section 1 above.

(d)           Consent to Examination.  In connection with the performance by the Distributor of the above-delegated duties, the Distributor understands and acknowledges that the Trust remains responsible for ensuring compliance with the USA Patriot Act and that the records the Distributor maintains for the Trust relating to the Trust’s AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Distributor hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Distributor will use its best efforts to make available during normal business hours, all required records and information concerning the implementation of the Trust’s customer identification program for review by such examiners.

(e)           Limitation of Delegation.  The Trust acknowledges and agrees that in accepting the delegation hereunder, the Distributor is agreeing to perform only those aspects of the Trust’s AML Program relating to the implementation and operation of customer accounts as specified in Section 1 above that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Trust’s AML Program or for the overall compliance by the Trust with the USA Patriot Act.

7.             Allocation of Expenses.

(a)           The Trust will pay the following expenses in connection with the sales and distribution of shares of the Funds.

(i)            expenses pertaining to the preparation of its audited and certified financial statements to be included in any amendments (“Amendments”) to the Trust’s registration statement under the 1933 Act, including the prospectus and Statement of Additional Information (“SAI”) included therein;

(ii)           expenses pertaining to the preparation, printing, and distribution of any reports or communications, including the prospectus and SAI, which are sent to existing shareholders of the Trust;

(iii)          filing and other fees to federal and state securities regulatory authorities necessary to register and maintain registration of the shares; and

(iv)          expenses of the Trust’s administration, including all costs and expenses in connection with the issuance, transfer and registration of the shares, including, but not limited to, any taxes and other governmental charges in connection therewith.

(b)           The Distributor will pay the following expenses:

(i)            expenses of printing additional copies of the prospectus and SAI and any Amendments or supplements thereto which are necessary to continue to offer shares of the Trust’s Funds to the public; and

(ii)           expenses pertaining to the printing of additional copies, for use by the

Distributor as sales literature, of reports or other communications which have been prepared for distribution to existing shareholders of the Trust or incurred by the Distributor in advertising, promoting and selling shares of the Trust’s Funds.

8.             Compensation.  The Trust shall not pay any compensation to the Distributor for its services as a distributor hereunder, nor shall the Trust reimburse the Distributor for any expenses related to such services except to the extent permitted under a distribution plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.  Distributor shall receive a fee described in any distribution plan adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.

9.             Records.  All records maintained by the Trust in connection with the sale of its shares shall be the property of the Trust and, to the extent held by the Distributor, shall be returned to the Trust upon termination of this Agreement, free from any claims or retention of rights by the Distributor.

10.           Duration and Termination of this Agreement.  This Agreement shall become effective on the date first written above, subject to the condition that the Trust’s Board of Trustees (“Board”), including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Trust shall have approved this Agreement.  Unless terminated as provided herein, the Agreement shall continue in full force and effect through November 30, 2008, and shall continue in effect from year to year thereafter with respect to each Fund so long as such continuance is specifically approved at least annually (i) by a vote of a majority of the outstanding voting securities of such Funds (as defined in the 1940 Act) or (ii) by a vote of a majority of the Trustees of the Trust, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Agreement.

However, any approval of this Agreement by the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund shall be effective to continue this Agreement with respect to such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding voting securities of any other Fund, or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding voting securities of the Trust, unless such approval shall be required by any other applicable law or otherwise.

This Agreement may be terminated as to a particular Fund at any time on sixty (60) days’ written notice, without the payment of any penalty, by the Trust (by vote of a majority of the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities of such Fund) or by the Distributor.  This Agreement shall terminate automatically in the event of its assignment as described in the 1940 Act and the rules and interpretations thereunder.

11.           Notices.  Notices of any kind shall be in writing and shall be duly given if (1) mailed, first class postage prepaid, or (2) delivered to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Distributor:

ING Funds Distributor, LLC

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Attention:  Chief Counsel

If to the Trust:

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Attention:  Chief Counsel

12.           Exclusivity.  The Distributor shall have exclusive rights under this Agreement to distribute the Shares of the Series on the terms and for the periods set forth in this Agreement. However, the Trust shall not be deemed to have exclusive rights to the services of the Distributor under this Agreement, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

13.           Reports.  The Distributor shall prepare reports to the Board of Trustees of the Trust showing such information as from time to time shall be reasonably requested by the Board or is required of the Distributor by applicable laws and regulations.

14.           Independent Contractor.  The Distributor shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Distributor, by separate agreement with the Trust, may also serve the Trust in other capacities.

15.           Miscellaneous.

(a)           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

(b)           This Agreement shall be governed by the laws of the state of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Securities Exchange Act of 1934, or any rule or order of the Securities and Exchange Commission. This Agreement shall be interpreted and construed to further and promote the operation of the Trust as an open-end investment company.  As used herein, the terms “Net Asset Value,” “Investment Company,” “Open-End Investment Company,” “Assignment,” “Principal Underwriter,” “Interested Person,” and “Majority of the Outstanding Voting Securities,” shall have the meanings set forth in the 1940 Act and 1933 Act, as applicable, and the rules and regulations promulgated thereunder.

(c)           If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.           Liability.  Nothing contained herein shall be deemed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of the Distributor’s duties hereunder, or by reason of the Distributor’s reckless disregard of its obligations and duties hereunder.

17.           Amended and Restated Agreement and Declaration of Trust.  A copy of the Amended and Restated Agreement and Declaration of Trust for the Trust is on file with the Secretary of the Commonwealth of Massachusetts.  The Amended and Restated Agreement and Declaration of Trust has been executed on behalf of the Trust by Trustees of the Trust in their capacity as Trustees of the Trust and not individually.  The obligations of this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually.  In addition, the Distributor agrees that the obligations assumed by the Trust on behalf of the Funds pursuant to this Agreement shall be limited in all cases to the applicable Funds and its assets, and the Distributor shall not seek satisfaction of any such obligation from any other funds of the Trust.  The Distributor understands that the assets and liabilities, and the rights and obligations associated therewith of each Fund under the Amended and Restated Agreement and Declaration of Trust are separate and distinct from those of any and all other Funds.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers below as of the day and year first above written.

ING INVESTORS TRUST

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President

ING FUNDS DISTRIBUTOR, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

SCHEDULE A

with respect to the

DISTRIBUTION AGREEMENT

between

ING INVESTORS TRUST

and

ING FUNDS DISTRIBUTOR, LLC

Name of Fund

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ING FMRSM Diversified Mid Cap Portfolio

ING FMRSM Large Cap Growth Portfolio

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ING Global Technology Portfolio

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